UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 27, 2006

(Date of earliest event reported)

FNB CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-24141	54-1791618
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

105 Arbor Drive

Christiansburg, Virginia 24068

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 540-382-4951

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Entry into Change in Control Agreement with Executive Officer

On July 27, 2006, FNB Corporation (the Corporation) entered into a Change in Control Agreement with Gregory W. Feldmann, Chief Operating Officer (the Agreement).

The Agreement provides for severance payments and certain other benefits if Mr. Feldmann’s employment terminates under specified conditions after a “change in control” (as defined in the Agreement) of the Corporation. Payments and benefits will be paid under the agreement only if, within 12 months following a change in control, Mr. Feldmann is terminated without “cause” (as defined in the Agreement), or elects to terminate his employment if his employment responsibilities are reduced below Executive Vice President and Chief Operating Officer after the change in control (as described in the Agreement). ”Change in control” is defined generally to include (i) consummation of certain corporate reorganizations in which the Corporation’s historic shareholders hold less than a majority of the resulting or purchasing company, (ii) certain changes in the composition of the Corporation’s Board of Directors, (iii) consummation of a merger of the Corporation with or into another person, or (iv) the sale or transfer of substantially all of the Corporation’s assets to another person.

Pursuant to the Agreement, effective July 27, 2006, in the event of such a termination following a change in control, Mr. Feldmann will be entitled to receive (i) a continuation of his employee welfare and retirement and fringe benefits for 12 months after his termination date and (ii) payments for 12 months (unless he elects to receive a lump sum amount, in which case the lump sum amount paid will be discounted to present value) of his monthly base salary in effect immediately prior to the termination. Mr. Feldmann’s right to receive these payments will be reduced and subject to recovery by the Corporation in the amount and to the extent Mr. Feldmann earns compensation within 12 months after a change in control as a result of subsequent employment by a banking institution located in any county whose county seat lies within 50 miles by highway from Christiansburg, Virginia.

Notwithstanding the foregoing, if Mr. Feldmann is terminated for “cause” (as defined in the Agreement), the Corporation will have no obligation to pay the above amounts to Mr. Feldmann.

The foregoing summary is qualified in its entirety by reference to the full text of this Agreement, a copy of which is filed as Exhibit (10)BB to this report, which is incorporated herein by reference.

Amendment to Base Salary of Executive Officer

Also on July 27, 2006, in connection with Mr. Feldmann’s appointment as the Corporation’s Chief Operating Officer and based on the recommendation of the Board’s Compensation Committee, the Corporation’s Board of Directors approved a new base salary for Mr. Feldmann, effective July 1, 2006, as follows:

Name	Title	Former 2006 Salary (through June 30, 2006)	New 2006 Salary (effective July 1, 2006)
Gregory W. Feldmann	Chief Operating Officer, Market President (Roanoke Valley), and Director of Wealth Management	$151,500	$170,000

Item 2.02. Results of Operations and Financial Condition.

On July 27, 2006, the Corporation issued a press release commenting on second quarter 2006 performance and approval by the Board of Directors of a third quarter 2006 cash dividend.

The information in this Item 2.02, and the related exhibit, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Chief Operating Officer

On July 27, 2006, the Corporation’s Board of Directors appointed Gregory W. Feldmann as the Corporation’s Chief Operating Officer, effective July 27, 2006. Mr. Feldmann (age 49) has served as President and CEO of FNB Salem Bank & Trust since January 2005 (which position changed to Market President (Roanoke Valley) when the Corporation’s subsidiary bank restructuring was completed May 19, 2006), and as Executive Vice President and Director of Corporate Banking/Alternate Business Lines since August 2004. He served as President of Gryphon Capital Advisors, Inc. and Managing Director of Gryphon Capital Partners prior to August 2004. Mr. Feldmann will continue to serve as Market President (Roanoke Valley) and Director of Wealth Management in addition to his new duties as Chief Operating Officer.

Mr. Feldmann has entered into a Change in Control Agreement with the Corporation, which is described in Item 1.01 above.

As do many of the Corporation’s directors and executive officers, Mr. Feldmann and persons with whom he is associated have had and expect to have in the future banking transactions with the Corporation’s affiliate banks in the ordinary course of their businesses. In the opinion of management of the Corporation, all such loans and commitments for loans (1) were made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the same time for comparable transactions with other persons; (2) were made in the ordinary course of business; and (3) do not involve more than a normal risk of collection or present unfavorable features.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	(10)G	Base Salaries for Named Executive Officers

	(10)BB	Change in Control Agreement, dated July 27, 2006, between FNB Corporation and Gregory W. Feldmann

	99.1	FNB Corporation press release dated July 27, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB CORPORATION (Registrant)

/s/ William P. Heath, Jr.
William P. Heath, Jr.
President and Chief Executive Officer

Date: July 28, 2006

EXHIBIT INDEX

(10)G	Base Salaries for Named Executive Officers
(10)BB	Change in Control Agreement, dated July 27, 2006, between FNB Corporation and Gregory W. Feldmann
99.1	FNB Corporation press release dated July 27, 2006